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                                                                    Exhibit 99.1

[WYETH LOGO]                                                        NEWS RELEASE

IMMEDIATE RELEASE

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Media Contact:                             Investor Contact:
Douglas Petkus                             Justin Victoria
Wyeth Pharmaceuticals                      Wyeth
(484) 865-5140                             (973) 660-5340
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                    WYETH TO SEEK REHEARING OF COURT RULING

      MADISON, N.J., MAY 25, 2004 - Wyeth (NYSE: WYE) today said it would seek rehearing of a decision issued by the United States Court of Appeals for the Third Circuit reversing rulings by U.S. District Court Judge Harvey Bartle III of the Eastern District of Pennsylvania which excluded certain evidence in state court diet drug trials. Judge Bartle's rulings applied to class members who had exercised their right to be an intermediate or back-end "opt out" from the nationwide diet drug class action settlement.

      The Appeals Court's decision today would limit the District Court's ability to exclude certain categories of evidence from diet drug cases brought in state courts. The Court of Appeals stressed, however, the obligation of state trial judges to "ensure that the parties do not evade" the prohibition on seeking punitive damages contained in the diet drug settlement agreement.

      The Court of Appeals also noted its expectation that trial judges will "exclude evidence when its prejudicial effect (namely its tendency to inflame
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the jury and improperly inflate compensatory damages) outweighs its probative value."

      In addition, the Court of Appeals:

            - Upheld the exclusion of evidence relevant exclusively to punitive damages.

            - Stated that the District Court is free to consider other measures to uphold the limitations of the settlement agreement, such as prescribing jury instructions that would make it clear to the jury that punitive damages may not be awarded.

            - Stated that after a state court trial is concluded, "the District Court is not without recourse in the event that a verdict is rendered that appears to grant punitive damages under the guise of some other damage category."

      Wyeth has 14 days in which to file a petition for rehearing.

      Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and nonprescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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